Exhibit No. 99.1
FOR IMMEDIATE RELEASE
DATASCOPE ADJOURNS ANNUAL MEETING OF SHAREHOLDERS TO JANUARY 3, 2008
MONTVALE, NJ, December 20, 2007 — Datascope Corp. (NASDAQ: DSCP) today announced that it has adjourned its Annual Meeting of Shareholders. The Annual Meeting will reconvene on Thursday, January 3, 2008, at 9:00 a.m. Eastern Time at the offices of Dechert LLP, 30 Rockefeller Plaza in New York.
Prior to the closing of the polls at the Annual Meeting, all proxy cards received by Datascope and Ramius Capital were turned over to the independent inspectors of elections, IVS Associates, Inc., for final tabulation and certification. In addition, the results are subject to the customary review and challenge period. Final results will be released after the votes have been tabulated and certified.
The Corporation noted that while the results of the election of directors are not official at this time, based on a preliminary review of the proxies submitted, it appears that one of Datascope’s directors has been re-elected to the Board of Directors and one of Ramius’ nominees has been elected.
About Datascope Corp.
Datascope Corp. is the global leader of intra-aortic balloon counterpulsation and a diversified medical device company that develops, manufactures and markets proprietary products for clinical health care markets in interventional cardiology and radiology, cardiovascular and vascular surgery, anesthesiology, emergency medicine and critical care. The Corporation’s products are sold throughout the world through direct sales representatives and independent distributors. Founded in 1964, Datascope is headquartered in Montvale, New Jersey. For news releases, webcasts and other Corporation information please visit Datascope’s website, http://www.datascope.com.
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Contact:
Matthew Sherman / Michael Cuneo
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449
Larry Dennedy / Joseph Doherty
MacKenzie Partners, Inc.
(212) 929-5500